UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (636) 474-5000	63376
(Address of principal executive offices)	(Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this report is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 25, 2006, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) entered into a Solar Wafer Supply Agreement (the “Agreement”) with Gintech Energy Corporation (“Gintech”) for the long term supply by the Company to Gintech of solar grade silicon wafers. The Company issued a press release on October 26, 2006, announcing this contract. A copy of that press release is furnished with this Form 8-K as Exhibit 99.1, and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section.

In order for MEMC to meet Gintech’s supply requirements under the Agreement, MEMC will invest in polysilicon production and wafer manufacturing capacity. The Agreement provides that Gintech will advance funds to MEMC in the form of an interest-free loan or security deposit (the “Loan/Security Deposit”). Gintech’s obligations to make the Loan/Security Deposits are annual (except the first contract year Loan/Security Deposit is payable (in part) within three business days of the date of the Agreement) and vary in amount based on calculated volume requirements by Gintech.

The Loan/Security Deposits will bear no interest and will be repaid by MEMC according to an annual repayment schedule unless Gintech has not purchased the minimum quantities contemplated under the take-or-pay provisions of the Agreement for the prior year. In that event, MEMC may offset any payments required from Gintech against MEMC’s repayment obligations. In the event Gintech terminates the Agreement due to MEMC’s failure to deliver the annual minimum amounts contemplated by the Agreement for three consecutive contract years, then MEMC must return/repay the balance of the Loan/Security Deposits to Gintech within 60 days of the termination.

Item 9.01. Exhibits.

(d)

Exhibit No.	Item
99.1	Press release dated October 26, 2006 furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: October 26, 2006	By:	/s/ Kenneth H. Hannah
	Name:	Kenneth H. Hannah
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Item
99.1	Press release dated October 26, 2006 furnished with this report.